UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

ALABAMA NATIONAL BANCORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-25160	63-1114426
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1927 First Avenue North, Birmingham, Alabama 35203

(Address of principal executive offices, including zip code)

(205) 583-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Cetain Officers.

(e)

Approval of Employment Continuation Agreement for James R. Thompson, III.

On February 20, 2007, the Company and James R. Thompson, III, Chief Executive Officer of First American Bank, entered into an Employment Continuation Agreement. The agreement was approved by the Compensation Committee of the Board of Directors of the Company on February 9, 2007. The Company has previously entered into similar employment continuation agreements with ANB’s Chief Executive Officer, its Vice Chairman, its President/COO and its Chief Financial Officer, to serve as a retention incentive for such officers. The Company believed that a similar agreement was warranted for Mr. Thompson as he was the only named executive officer without such an agreement. The Employment Continuation Agreement for Mr. Thompson provides Mr. Thompson with certain benefits in the event of a “change of control” of the Company. In addition, the agreement provides for a two-year employment period following a change of control during which time Mr. Thompson would be entitled to maintain his pre-change of control position with the Company at the same base salary, bonus/incentive compensation and benefits, as well as a severance payment following certain types of termination of employment during the two-year period.

The foregoing description of Mr. Thompson’s Employment Continuation Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the agreement that is attached as Exhibit 10.1 to this Form 8-K and is incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit
10.1	Employment Continuation Agreement between James R. Thompson, III and the Company dated February 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alabama National BanCorporation

By:	/s/ William E. Matthews, V
William E. Matthews, V Executive Vice President and Chief Financial Officer

Dated: February 21, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	Employment Continuation Agreement between James R. Thompson, III and the Company dated February 20, 2007.